Exhibit 99.1

CONTINUCARE APPOINTS NEW
CHIEF EXECUTIVE OFFICER

     Miami, October 3, 2003 – Continucare Corporation (AMEX:CNU) announced today that it has appointed Richard C. Pfenniger, Jr. Chief Executive Officer and President. Mr. Pfenniger most recently served as Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc., positions he held for six years until Whitman Education was acquired by Career Education Corporation in July 2003 in a transaction valued at approximately $270 million. Whitman Education Group was a leading provider of career-oriented higher education.

     Mr. Pfenniger oversaw the substantial turnaround of Whitman Education’s business. During his tenure, Whitman Education’s annual revenues increased approximately 135% from $47 million to $110 million with all of the growth occurring organically. Profitability improved significantly also with operating profits increasing to $12.9 million from an operating loss of $3.2 million in the fiscal year immediately prior to Mr. Pfenniger’s appointment as Whitman’s CEO. During this period, Whitman Education’s market value increased approximately 350%.

     Prior to his tenure at Whitman Education, Mr. Pfenniger was an executive officer of IVAX Corporation, serving as Chief Operating Officer from 1994 to 1997 and as Senior Vice President – Legal Affairs and General Counsel from 1989 to 1994. Before joining IVAX, Mr. Pfenniger was engaged in the private practice of law in Miami, Florida. He began his career in accounting, working as a certified public accountant.

     Mr. Pfenniger continues to serve as Chairman of the Board of Directors of Continucare. He is also a member of the board of directors of IVAX. Mr. Pfenniger replaces Spencer Angel, who served as Continucare’s Chief Executive Officer since 1999 and who resigned to pursue other opportunities.

     “This appointment is a very positive development for Continucare,” said Phillip Frost, M.D., the beneficial owner of approximately 52% of Continucare’s common stock. “Having worked with Mr. Pfenniger in various capacities over the past 20 years, I am confident that his proven leadership skills, business acumen and high integrity will serve Continucare’s needs well.”

     Commenting on his appointment, Mr. Pfenniger stated, “Continucare is an organization with significant potential. I look forward to working with our medical staff and other employees to realize Continucare’s potential and firmly establish Continucare as a company that all of our patients, employees and shareholders will be proud of.”

     Commenting further, Mr. Pfenniger said, “Over the past four years, under Spencer Angel’s guidance, Continucare has successfully met and overcame a number of challenges. The company is far stronger now than when Mr. Angel joined the company. We thank him for his support and services and wish him well in his future endeavors.”

     Continucare Corporation (www.continucare.com), headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physical care and home healthcare services through managed care, Medicare direct and fee for service arrangements.

     Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements include risks and uncertainties, which may affect our business and prospects and cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, our ability to service our indebtedness and respond to capital needs, the ability to achieve expected levels of patient volumes and control the costs of providing services, pricing pressures exerted on us by managed care organizations as they seek to contain health care costs, the level of payment we receive from governmental programs and other third party payors, the ability to attract and retain qualified medical professionals, future legislation changes in governmental regulations, including possible changes in Medicare programs that may impact reimbursements to health care providers and insurers, technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, delays in receiving payments, the collectibility of uninsured accounts and deductible and co-pay amounts, the impact of charity, general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our annual report on Form 10-K for the fiscal year ended June 30, 2003 and other filings with the SEC. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Richard C. Pfenniger, Jr.
Chief Executive Officer
Continucare Corporation
80 Southwest 8th Street
Miami, Florida 33130
(305) 350-7515